Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

WILLIAM S. DEMCHAK SUCCEEDS JAMES E. ROHR AS PNC CHAIRMAN

Shareholders elect directors at PNC Annual Meeting

PITTSBURGH, April 22, 2014 –The PNC Financial Services Group, Inc. (NYSE: PNC) board of directors has elected William S. Demchak its chairman effective today. Demchak succeeds James E. Rohr, who announced his retirement plans in February 2013.

Demchak is now chairman, president and chief executive officer of PNC. He was named chief executive officer in April 2013 upon Rohr’s retirement from that position, and he has held the title of president since April 2012. He joined PNC in 2002 as chief financial officer.

Rohr, who joined PNC through its management development program in 1972, also left the board today. His retirement marked 42 years with the company, including 13 years as chief executive officer and chairman.

The board’s vote followed today’s Annual Meeting in Tampa, Fla. At the meeting, shareholders elected all 15 nominees for the board of directors. Each nominee is a current director.

Shareholders also ratified the selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2014, approved an advisory resolution on executive compensation and rejected a shareholder proposal. These results are unofficial until verified by the judge of elections. PNC will file the official vote totals as a current report with the Securities and Exchange Commission when these become available.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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